Exhibit 99.1

Exterran Corporation Concludes Financial Restatement;
Announces First, Second and Third Quarter 2016 Results

Will File Today Annual Report on Form 10-K/A for 2015 and Quarterly Reports on Form 10-Q
for Periods Ending March 31, 2016, June 30, 2016 and September 30, 2016

Conference Call at 8 a.m. Central Time on January 5, 2017 to Discuss Business Update

HOUSTON, January 4, 2017 - Exterran Corporation (NYSE: EXTN) (“Exterran” or the “Company”) announced that it will file today its amended Annual Report on Form 10-K (“Form 10-K/A”) for the fiscal year ended December 31, 2015 and its Quarterly Reports on Form 10-Q for the periods ending March 31, 2016, June 30, 2016, and September 30, 2016. The Company will then be current on all of its filings with the Securities and Exchange Commission and believes it will be compliant with the New York Stock Exchange listing requirements.

Operational Overview
A summary of operational performance is below.

Fourth Quarter 2016 (full financial results to be announced in first quarter of 2017; date to be determined)

•
Reduced debt by $24 million for the three months ended December 31, 2016, bringing total debt reduction to $177 million in 2016. Long-term debt at December 31, 2016 was $349 million, a 34% reduction from long-term debt of $526 million at December 31, 2015.

•
Oil and gas product sales bookings are estimated to be approximately $225 million for the fourth quarter of 2016, marking three consecutive quarters of increased oil and gas product sales bookings since the first quarter 2016 low of $20.2 million.

First Nine Months of 2016

•	Market-driven revenue declines were partially offset by cost reduction and efficiency initiatives, including total headcount reduction of 20% from December 31, 2015 levels.

•	Gross margin percentage of 63% for the first nine months of 2016 in the contract operations segment remained steady despite challenging market conditions.

•	Oil and gas product sales backlog at September 30, 2016 was $153.1 million, as compared with $94.5 million at June 30, 2016.

•	Reduced oil and gas manufacturing footprint by more than 25% since December 31, 2015.

•	Reduced working capital by 46% since December 31, 2015.

•	Third quarter 2016 selling, general and administrative expenses of $37.9 million were 28% lower than fourth quarter 2015, and 7% lower than second quarter 2016.

•	Availability under the Company's revolving credit facility was $315.9 million at September 30, 2016.

•	Sold non-core Belleli Energy Critical Process Equipment S.r.l., and implemented a plan to exit non-core Belleli Energy S.r.l. business lines.

•	Strengthened the Company's management team across the organization, including in key operational and financial roles.

“We remain committed to accuracy and transparency in our financial reporting, and today’s filings are an important step forward for Exterran,” said Andrew Way, Exterran’s President and Chief Executive Officer. “We thank our shareholders for their patience as we completed this process. We continued to create value by generating cash and repaying $177 million in debt for the year ended December 31, 2016. This was accomplished by maintaining focus on our contract operations and aftermarket services businesses, which produce recurring revenue and cash flows, while building a successful foundation for our oil and gas product sales through a lower cost structure. We also reduced overall operating costs, significantly lowered general and administrative expenses, streamlined our sales approach to better align with our customers and the markets we serve, strengthened our management team and fortified our already strong financial position and liquidity.”

Mr. Way continued, “Although customer spending and pricing pressures in most geographic markets persisted throughout the year, inquiries and bookings trended higher as the year progressed. We expect to start benefitting from increased activity levels in the U.S., as well as infrastructure build-out opportunities in parts of the Middle East and Latin America. We expect the long-term addressable markets for compression, production and processing equipment to remain strong. We are well positioned to benefit from several key market drivers, including increasing compression intensity required to move natural gas sourced from unconventional shale plays and the investment necessary to develop and build out natural gas processing infrastructure in many parts of the world. As a result, we are confident the self-help initiatives successfully implemented this year, coupled with additional changes in the year to come, will further enhance our position as a leading global provider of midstream infrastructure solutions.”

Plan to Exit Certain Belleli Business Lines
The Company committed to a plan to exit the critical process equipment business conducted by Belleli Energy Critical Process Equipment S.r.l. (“Belleli CPE”) in the first quarter of 2016. The Company also determined to exit certain business lines of its subsidiary Belleli Energy S.r.l. (subsequently renamed Exterran Italy S.r.l.) in order to focus on its core oil and gas business. Such business lines of Belleli Energy S.r.l. comprise engineering, procurement and construction for the manufacture of tanks for tank farms and the manufacture of evaporators and brine heaters for desalination plants in the Middle East (referred to as “Belleli EPC” or the “Belleli EPC business”).

The Company completed the sale of Belleli CPE in August 2016. The Belleli CPE business is reflected as discontinued operations for all periods presented in this earnings release. In conjunction with the planned disposition of Belleli CPE, the Company recorded impairments of $7.1 million and $61.6 million in the second quarter of 2016 and first quarter of 2016, respectively. The charges are reflected in income (loss) from discontinued operations, net of tax, for each period.

The Belleli EPC business lines being exited will be reflected as discontinued operations when the contracts for such business lines are substantially complete, which the Company anticipates will occur during the first half of 2018.

Change in Reporting Segments
In the third quarter of 2016, Exterran changed its reporting segments to better align with the Company’s organizational structure and reflect the way in which senior management now reviews the Company’s operating results. The change in structure had the impact of splitting the previously disclosed product sales segment into the following two new reportable segments: “oil and gas product sales” and “Belleli EPC product sales.” The contract operations and aftermarket services segments were not impacted by this change. The changes in the Company’s reportable segments, including the reclassification of the related revenues and costs of sales (excluding depreciation and amortization), have been made to all periods presented in this earnings release.

Third, Second and First Quarter 2016 Results
Results for each of the third, second and first quarters of 2016, including segment information, are presented below.

Results for the Third Quarter of 2016
Net loss from continuing operations for the third quarter 2016 was $32.3 million, or $0.93 per share, on revenue of $229.2 million. This compares to net loss from continuing operations of $106.6 million, or $3.08 per share, on revenue of $262.1 million for the second quarter of 2016 and net loss from continuing operations of $9.6 million, or $0.28 per share, on revenue of $411.2 million for the third quarter of 2015.

Adjusted net loss from continuing operations for the third quarter of 2016 was $12.4 million, or $0.36 per share. This compares to adjusted net income from continuing operations of $7.3 million, or $0.21 per diluted share, for the second quarter of 2016 and adjusted net loss from continuing operations of $27.8 million, or $0.81 per share, for the third quarter of 2015. Excluded from adjusted net loss from continuing operations for the third quarter of 2016 were pre-tax expenses of $2.2 million for restructuring costs, $12.3 million in restatement charges and $5.4 million in non-cash long-lived impairment charges related to Exterran’s contract operations business. See table below for reconciliation of GAAP to non-GAAP financial information.

Net loss for the third quarter 2016 was $12.7 million. This compares to net loss of $95.5 million for the second quarter of 2016 and net income of $8.7 million for the third quarter of 2015.

EBITDA, as adjusted, was $38.0 million for the third quarter of 2016, as compared with EBITDA, as adjusted, of $40.9 million for the second quarter of 2016 and $56.3 million for the third quarter of 2015. See table below for reconciliation of GAAP to non-GAAP financial information.

Selling, general and administrative expenses were $37.9 million in the third quarter of 2016, as compared with $40.6 million in the second quarter of 2016 and $54.2 million in the third quarter of 2015.

Contract Operations Segment
Contract operations revenue in the third quarter of 2016 was $99.1 million, a 5% increase from second quarter 2016 revenue of $94.7 million and a 13% decline from third quarter 2015 revenue of $114.1 million.

Contract operations gross margin in the third quarter of 2016 was $63.1 million, an 8% increase from second quarter 2016 gross margin of $58.3 million and a 14% decline from third quarter 2015 gross margin of $73.0 million. Gross margin percentage in the third quarter of 2016 was 64%, as compared with 62% in the second quarter of 2016 and 64% in the third quarter of 2015.

The sequential revenue and gross margin increases were primarily due to higher Latin America revenue associated with the start-up of a project in Brazil and a benefit from contractual recoveries in Argentina.

Aftermarket Services Segment
Aftermarket services revenue in the third quarter of 2016 was $26.6 million, a 23% decrease from second quarter 2016 revenue of $34.7 million and a 5% increase from third quarter 2015 revenue of $25.3 million.

Aftermarket services gross margin in the third quarter of 2016 was $7.5 million, a 28% decrease from second quarter of 2016 gross margin of $10.5 million and a 9% increase from third quarter 2015 gross margin of $6.9 million. Gross margin percentage in the third quarter of 2016 was 28%, as compared with 30% in the second quarter of 2016 and 27% in the third quarter of 2015.

The sequential decreases in aftermarket service revenue and gross margin were driven primarily by a decrease in parts sales in both Latin America and the Eastern Hemisphere.

Oil and Gas Product Sales Segment
Oil and gas product sales revenue in the third quarter of 2016 was $73.7 million, a 26% decrease from second quarter 2016 revenue of $99.3 million, and a 71% decrease from third quarter 2015 revenue of $253.7 million.

Oil and gas product sales gross margin in the third quarter of 2016 was $3.6 million, a 62% decrease from second quarter 2016 gross margin of $9.5 million and a 91% decrease from third quarter 2015 gross margin of $39.3 million. Gross margin percentage in the third quarter was 5% as compared with 10% in the second quarter of 2016 and 16% in the third quarter of 2015.

The sequential declines in revenue and gross margin were primarily due to lower production and processing equipment sales primarily resulting from lower activity in North America. In addition, gross margin was lower primarily due to changes in product mix as well as underabsorption of fixed costs due to management's decision to maintain a certain level of manufacturing capacity.

Oil and gas product sales backlog was $153.1 million at September 30, 2016, as compared to $94.5 million at June 30, 2016 and $301.4 million at September 30, 2015. Oil and gas product sales bookings for the third quarter of 2016 were $132.3 million, resulting in a book-to-bill ratio of 180%. This compares to bookings of $47.9 million for the second quarter of 2016 and bookings of $99.9 million for the third quarter of 2015.

Belleli EPC Product Sales Segment
Belleli EPC product sales revenue in the third quarter of 2016 was $29.7 million, an 11% decrease from second quarter 2016 revenue of $33.5 million, and a 64% increase from third quarter 2015 revenue of $18.1 million.

Belleli EPC product sales gross margin in the third quarter of 2016 was $0.6 million, as compared with second quarter 2016 gross margin of $0.2 million and third quarter 2015 negative gross margin of $8.2 million.

Project execution delays on significant projects prior to 2016 resulted in accrued contract loss provisions recorded in prior years, which in turn base-lined gross margin for such projects at near break-even in the current year periods.

Results for Second Quarter of 2016
Net loss from continuing operations for the second quarter 2016 was $106.6 million, or $3.08 per share, on revenue of $262.1 million. This compares to net loss from continuing operations of $28.8 million, or $0.84 per share, on revenue of $306.6 million for the first quarter of 2016 and net loss from continuing operations of $14.6 million, or $0.42 per share, on revenue of $460.8 million for the second quarter of 2015.

Adjusted net income from continuing operations for the second quarter of 2016 was $7.3 million, or $0.21 per diluted share. This compares to adjusted net loss from continuing operations of $23.5 million, or $0.68 per share, for the first quarter of 2016 and adjusted net loss from continuing operations of $8.4 million, or $0.24 per share, for the second quarter of 2015. Excluded from adjusted net loss from continuing operations for the second quarter of 2016 were pre-tax expenses of $10.6 million for restructuring costs and $7.9 million in restatement charges, a $7.4 million non-cash charge related to a Nigeria tax audit, and $93.3 million for non-cash valuation allowances taken primarily against U.S. deferred tax assets. While the U.S. deferred tax assets have been reserved for in the Company’s financial statements, they related to carryforwards of net operating losses and credits that have not expired and remain available to offset future cash taxes. See table below for reconciliation of GAAP to non-GAAP financial information.

Net loss for the second quarter 2016 was $95.5 million. This compares to net loss of $93.0 million for the first quarter of 2016 and net loss of $14.4 million for the second quarter of 2015.

EBITDA, as adjusted, was $40.9 million for the second quarter of 2016, as compared with $38.0 million for the first quarter of 2016 and $41.9 million for the second quarter of 2015. See table below for reconciliation of GAAP to non-GAAP financial information.

Selling, general and administrative expenses were $40.6 million in the second quarter of 2016, as compared with $45.7 million in the first quarter of 2016 and $55.4 million in the second quarter of 2015.

Contract Operations Segment
Contract operations revenue in the second quarter of 2016 was $94.7 million, a 10% decline from first quarter 2016 revenue of $104.8 million and an 18% decline from second quarter 2015 revenue of $115.3 million.

Contract operations gross margin in the second quarter of 2016 was $58.3 million, a 12% decline from first quarter 2016 gross margin of $66.3 million and a 17% decline from second quarter 2015 gross margin of $70.5 million. Gross margin percentage in the second quarter of 2016 was 62%, as compared with 63% in the first quarter of 2016 and 61% in the second quarter of 2015.

The sequential revenue and gross margin declines were primarily due to lower Eastern Hemisphere activity associated with the early termination of a project in early 2016, and the termination of a project in Nigeria as a result of geopolitical factors.

Aftermarket Services Segment
Aftermarket services revenue in the second quarter of 2016 was $34.7 million, a 15% increase from first quarter 2016 revenue of $30.2 million and a 2% increase from second quarter 2015 revenue of $34.0 million.

Aftermarket services gross margin in the second quarter of 2016 was $10.5 million, a 33% increase from first quarter 2016 gross margin of $7.9 million and a 9% increase from second quarter 2015 gross margin of $9.7 million. Gross margin percentage in the second quarter of 2016 was 30%, as compared with 26% in the first quarter of 2016 and 29% in the second quarter of 2015.

The sequential increases in aftermarket service revenue and gross margin were driven primarily by an increase in parts sales in both Latin America and the Eastern Hemisphere.

Oil and Gas Product Sales Segment
Oil and gas product sales revenue in the second quarter of 2016 was $99.3 million, a 30% decrease from first quarter 2016 revenue of $141.7 million, and a 66% decrease from second quarter 2015 revenue of $291.3 million.

Oil and gas product sales gross margin in the second quarter of 2016 was $9.5 million, a 16% decrease from first quarter 2016 gross margin of $11.4 million and a 78% decrease from second quarter 2015 gross margin of $44.3 million. Gross margin percentage in the second quarter of 2016 was 10%, as compared with 8% in the first quarter of 2016 and 15% in the second quarter of 2015.

The sequential declines in revenue and gross margin were primarily due to lower compression equipment sales and production and processing equipment sales primarily resulting from lower activity in North America.

Oil and gas product sales backlog was $94.5 million at June 30, 2016, as compared to $146.0 million at March 31, 2016 and $418.7 million at June 30, 2015. Oil and gas product sales bookings for the second quarter of 2016 were $47.9 million, which is net of $14.7 million in cancellations, resulting in a book-to-bill ratio of 48%. This compares to bookings of $20.2 million for the first quarter of 2016 and bookings of $102.1 million for the second quarter 2015.

Belleli EPC Product Sales Segment
Belleli EPC product sales revenue in the second quarter of 2016 was $33.5 million, a 12% increase from first quarter 2016 revenue of $30.0 million, and a 66% increase from second quarter 2015 revenue of $20.2 million.

Belleli EPC product sales gross margin in the second quarter of 2016 was $0.2 million as compared with first quarter 2016 negative gross margin of $1.6 million and second quarter 2015 negative gross margin of $24.3 million.

Project execution delays on significant projects prior to 2016 resulted in accrued contract loss provisions recorded in prior years, which in turn base-lined gross margin for such projects at near break-even in the current year periods.

Results for First Quarter of 2016
Net loss from continuing operations for the first quarter of 2016 was $28.8 million, or $0.84 per share, on revenue of $306.6 million. This compares to net loss from continuing operations of $22.4 million, or $0.66 per share, on revenue of $398.7 million for the fourth quarter of 2015 and net income from continuing operations of $18.5 million, or $0.53 per diluted share, on revenue of $519.8 million for the first quarter of 2015.

Adjusted net loss from continuing operations for the first quarter of 2016 was $23.5 million, or $0.68 per share. This compares to adjusted net loss from continuing operations of $7.8 million, or $0.23 per share, for the fourth quarter of 2015 and adjusted net income from continuing operations of $16.9 million, or $0.49 per diluted share, for the first quarter of 2015. Excluded from adjusted net loss from continuing operations for the first quarter of 2016 were pre-tax expenses of $12.6 million for restructuring costs. See table below for reconciliation of GAAP to non-GAAP financial information.

Net loss for the first quarter of 2016 was $93.0 million. This compares to net loss of $4.1 million for the fourth quarter of 2015 and net income of $36.5 million for the first quarter of 2015.

EBITDA, as adjusted, was $38.0 million for the first quarter of 2016, as compared with $57.8 million for the fourth quarter of 2015 and $84.6 million for the first quarter of 2015. See table below for reconciliation of GAAP to non-GAAP financial information.

Selling, general and administrative expenses were $45.7 million in the first quarter of 2016, as compared with $52.9 million in the fourth quarter of 2015 and $57.8 million in the first quarter of 2015.

Contract Operations Segment
Contract operations revenue in the first quarter of 2016 was $104.8 million, a 13% decline from fourth quarter 2015 revenue of $119.9 million and a 13% decline from first quarter 2015 revenue of $120.7 million.

Contract operations gross margin in the first quarter of 2016 was $66.3 million, a 15% decline from fourth quarter 2015 gross margin of $77.7 million and a 13% decline from first quarter 2015 gross margin of $76.4 million. Gross margin percentage in the first quarter of 2016 was 63%, as compared with 65% in the fourth quarter of 2015 and 63% in the first quarter of 2015.

The sequential revenue and gross margin declines were primarily due to lower Eastern Hemisphere activity associated with reduced activity from a project that terminated in early 2016 and lower Latin America results driven in part by a reduction of recognized deferred revenue resulting from contract extensions. The sequential revenue decline was also impacted by a devaluation of the Argentine peso.

Aftermarket Services Segment
Aftermarket services revenue in the first quarter of 2016 was $30.2 million, a 6% decline from fourth quarter 2015 revenue of $32.3 million and a 17% decline from first quarter 2015 revenue of $36.2 million.

Aftermarket services gross margin in the first quarter of 2016 was $7.9 million, a 10% decrease from fourth quarter 2015 gross margin of $8.8 million and a 28% decrease from first quarter 2015 gross margin of $11.1 million. Gross margin percentage in the first quarter of 2016 was 26%, as compared with 27% in the fourth quarter of 2015 and 31% in the first quarter of 2015.

The sequential declines in aftermarket service revenue and gross margin were driven primarily by lower activity in the Eastern Hemisphere.

Oil and Gas Product Sales Segment
Oil and gas product sales revenue in the first quarter of 2016 was $141.7 million, a 34% decrease from fourth quarter 2015 revenue of $214.1 million, and a 57% decrease from first quarter 2015 revenue of $330.5 million.

Oil and gas product sales gross margin in the first quarter of 2016 was $11.4 million, a 54% decrease from fourth quarter 2015 gross margin of $24.7 million and an 80% decrease from first quarter 2015 gross margin of $55.5 million. Gross margin percentage in the first quarter of 2016 was 8%, as compared with 12% in the fourth quarter of 2015 and 17% in the first quarter of 2015.

The sequential declines in revenue and gross margin were due to lower compression equipment sales, installation sales and production and processing equipment sales primarily resulting from lower activity in North America.

Oil and gas product sales backlog was $146.0 million at March 31, 2016, as compared to $267.4 million at December 31, 2015 and $554.0 million at March 31, 2015. Oil and gas product sales bookings for the first quarter of 2016 were $20.2 million, which is net of $13.9 million in cancellations, resulting in a book-to-bill ratio of 14%. This compares to net bookings of $172.1 million for the fourth quarter of 2015 and bookings of $63.1 million for the first quarter of 2015.

Belleli EPC Product Sales Segment
Belleli EPC product sales revenue in the first quarter of 2016 was $30.0 million, an 8% decrease from fourth quarter 2015 revenue of $32.5 million, and an 8% decrease from first quarter 2015 revenue of $32.4 million.

Belleli EPC product sales gross margin in the first quarter of 2016 was negative $1.6 million as compared with fourth quarter 2015 gross margin of $1.1 million and first quarter 2015 gross margin of negative $0.3 million.

Project execution delays on a significant project resulted in negative gross margin during the first quarter of 2016.

Financial Restatement
As discussed in the Form 10-K/A to be filed today, subsequent to the filing of Exterran’s Annual Report on Form 10-K for the year ended December 31, 2015, originally filed with the Securities and Exchange Commission on February 26, 2016 (“Original Filing”), senior management of the Company identified errors relating to the application of percentage-of-completion accounting principles to certain business lines of Belleli EPC.

Management promptly reported the matter to the Audit Committee of the Company’s Board of Directors, which immediately retained counsel, who in turn retained a forensic accounting firm, to initiate an internal investigation. As previously disclosed in the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on April 26, 2016, the Company’s management and the Audit Committee of the Board of Directors determined, based on the preliminary results of the internal investigation, that the financial statements and related report of independent registered public accounting firm within the Original Filing should no longer be relied upon as a result of errors, and possible irregularities, relating to the accounting for certain Belleli EPC projects.

As a result of the internal investigation, management identified inaccuracies related to projects within Exterran's Belleli EPC product sales segment in estimating the total costs required to complete projects impacting the years ended December 31, 2015, 2014, 2013, 2012 and 2011 (including the unaudited quarterly periods within 2015 and 2014). The application of percentage-of-completion accounting principles on Belleli EPC projects is estimated using the cost to total cost basis, which requires an estimate of total costs required to complete each project. The cost-to-complete estimates for Belleli EPC projects were incorrectly estimated and at times manipulated by or at the direction of certain former members of Belleli EPC local senior management, resulting in a misstatement of product sales revenue. The inaccurate cost-to-complete estimates for some Belleli EPC projects also resulted in the need to establish and/or increase contract loss provisions for certain projects, and as a result, product sales cost of sales was misstated. Additionally, penalties for liquidated damages on certain projects were not correctly estimated. Furthermore, other errors within product sales cost of sales on Belleli EPC projects were identified, primarily relating to vendor claims, customer warranties and costs being charged to incorrect projects. As a result of the errors and conduct identified, the Company’s Belleli EPC product sales revenue was overstated by $19.3 million, $28.1 million, $5.7 million, $1.2 million and $10.1 million during the years ended December 31, 2015, 2014, 2013, 2012 and 2011, respectively, and Belleli EPC product sales cost of sales was understated by $0.4 million, $9.5 million and $21.0 million during the years ended December 31, 2015, 2014 and 2013, respectively, and overstated by $3.1 million and $3.5 million during the years ended December 31, 2012 and 2011, respectively. These errors and inaccuracies also resulted in the misstatement of accounts receivable, costs and estimated earnings in excess of billings on uncompleted contracts, billings on uncompleted contracts in excess of costs and estimated earnings, accrued liabilities and related income tax effects for each of the periods impacted.

The Company separately identified prior period errors related to the miscalculation and recovery of non-income-based tax receivables owed to the Company from the Brazilian government as of December 31, 2011. As a result of these errors, and since relevant prior periods were being restated, the Company recorded adjustments to decrease intangible and other assets, net, beginning parent equity and other income by approximately $26.1 million, $17.5 million and $10.7 million, respectively, as of and for the year ended December 31, 2011 and increase other comprehensive income by approximately $2.1 million as of December 31, 2011. These errors also resulted in the misstatement of intangible and other assets, net, other (income) expense, net, and accumulated other comprehensive income in periods subsequent to December 31, 2011.

Along with restating Exterran’s financial statements to correct the errors discussed above, the Company recorded adjustments for certain immaterial accounting errors related to the periods covered by the Form 10-K/A.

In summary, cumulative net income from 2011 through 2015 was reduced by $102.1 million, including a reduction of $19.6 million in 2015.

The restatement and its effects have been set forth in the Company’s Form 10-K/A and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016, June 30, 2016 and September 30, 2016.

Conference Call Information
The Company will host a conference call at 8 a.m. Central Time on Thursday, January 5, 2017. The call can be accessed from the Company's website at www.exterran.com or by telephone at 877-524-8416. For those who cannot listen to the live call, a telephonic replay will be available through January 12, 2017 and may be accessed by calling 877-660-6853 and using the pass code 13651732.

About Exterran Corporation
Exterran Corporation (NYSE: EXTN) is a market leader in compression, production and processing products and services, serving customers throughout the world engaged in all aspects of the oil and natural gas industry. Its global product lines include natural gas compression, process & treating and production equipment and water treatment solutions. Outside the United States, Exterran Corporation is a leading provider of full-service natural gas contract compression and a supplier of new, used, OEM and aftermarket parts and services. Exterran Corporation is headquartered in Houston, Texas and operates in approximately 30 countries.

For more information, visit www.exterran.com.

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Non-GAAP Financial Information
Gross Margin is defined as revenue less cost of sales (excluding depreciation and amortization expense). Gross margin percentage is defined as gross margin divided by revenue. The Company evaluates the performance of its segments based on gross margin for each segment.

EBITDA, as adjusted, a non-GAAP measure, is defined as net income (loss) excluding income (loss) from discontinued operations (net of tax), cumulative effect of accounting changes (net of tax), income taxes, interest expense (including debt extinguishment costs), depreciation and amortization expense, impairment charges, restructuring and other charges, non-cash gains or losses from foreign currency exchange rate changes recorded on intercompany obligations, expensed acquisition costs and other items. EBITDA, as adjusted, excludes the benefit of the two previously announced sales of our Venezuelan assets.

Adjusted net income (loss) from continuing operations and diluted adjusted net income (loss) from continuing operations per common share, non-GAAP measures, are defined as net income (loss) and earnings per share, excluding the impact of income (loss) from discontinued operations (net of tax), cumulative effect of accounting changes (net of tax), impairment charges (net of tax), restructuring and other charges (net of tax), the benefit of the previously announced sale of our joint ventures’ Venezuelan assets, the effect of income tax adjustments that are outside of the Company’s anticipated effective tax rates and other items.

See tables below for additional information concerning non-GAAP financial information, including a reconciliation of the non-GAAP financial information presented in this press release to the most directly comparable financial information presented in accordance with GAAP. Non-GAAP financial information supplements should be read together with, and are not an alternative or substitute for, the Company’s financial results reported in accordance with GAAP. Because non-GAAP financial information is not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names.

Forward-Looking Statements
All statements in this release (and oral statements made regarding the subjects of this release) other than historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements may include words such as “guidance,” “anticipate,” “estimate,” “expect,” “forecast,” “project,” “plan,” “intend,” “believe,” “confident,” “may,” “should,” “can have,” “likely,” “future” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and factors, many of which are outside Exterran Corporation’s (“Exterran”) control, which could cause actual results to differ materially from such statements. Examples of forward-looking information in this release include, but are not limited to: Exterran’s financial and operational strategies and ability to successfully effect those strategies; Exterran’s expectations regarding future economic and market conditions; Exterran’s financial and operational outlook and ability to fulfill that outlook; demand for Exterran’s products and services and growth opportunities for those products and services; and statements regarding industry activity levels and infrastructure build-out opportunities.

Any such forward-looking statements are not guarantees of performance or results, and involve risks, uncertainties (some of which are beyond our control) and assumptions. While Exterran believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in predicting certain important factors that could impact the future performance or results of its business. Among the factors that could cause results to differ materially from those indicated by such forward-looking statements are: local, regional, national and international economic conditions and the impact they may have on Exterran and its customers; Exterran’s reduced profit margins or loss of market share resulting from competition or the introduction of competing technologies by other companies; Exterran’s ability to secure new oil and gas product sales customers; conditions in the oil and gas industry, including a sustained decrease in the level of supply or demand for oil or natural gas or a sustained decrease in the price of oil or natural gas; Exterran’s ability to timely and cost-effectively execute larger projects; changes in political or economic conditions in key operating markets, including international markets; changes in current exchange rates, including the risk of currency devaluations by foreign governments, and restrictions on currency repatriation; the inherent risks associated with Exterran’s operations, such as equipment defects, malfunctions and natural disasters; any non-performance by third parties of their contractual obligations; changes in safety, health, environmental and other regulations; Exterran’s ability to implement appropriate changes to its internal controls and procedures in a timely and cost efficient manner; the effectiveness of Exterran's internal controls going forward, including the existence of any control deficiencies identified in the future; the resolution of Exterran's pending Securities and Exchange Commission investigation; the results of governmental actions relating to pending investigations; and the results of shareholder actions relating to the restatement of Exterran’s financial statements.

These forward-looking statements are also affected by the risk factors, forward-looking statements and challenges and uncertainties described in Exterran’s Annual Report on Form 10-K/A for the year ended December 31, 2015, and other filings with the Securities and Exchange Commission, including Quarterly Reports on Form 10-Q, to be filed today and which will be available on the Securities and Exchange Commission’s website www.sec.gov. A discussion of these risks is expressly incorporated by reference into this release. Except as required by law, Exterran expressly disclaims any intention or obligation to revise or update any forward-looking statements whether as a result of new information, future events or otherwise.

EXTERRAN CORPORATION
UNAUDITED CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,
	2016	2016	2016	2015	2015	2015	2015
				As Restated	As Restated	As Restated	As Restated
Revenues:
Contract operations	$99,143	$94,689	$104,759	$119,855	$114,104	$115,250	$120,691
Aftermarket services	26,590	34,668	30,241	32,255	25,272	34,031	36,244
Oil and gas product sales—third parties (1)	73,685	99,332	141,667	206,119	217,141	237,414	274,621
Oil and gas product sales—affiliates (1)	—	—	—	8,004	36,551	53,874	55,838
Belleli EPC product sales	29,740	33,458	29,963	32,478	18,105	20,212	32,426
	229,158	262,147	306,630	398,711	411,173	460,781	519,820
Costs and expenses:
Cost of sales (excluding depreciation and amortization expense):
Contract operations	36,056	36,401	38,498	42,193	41,114	44,745	44,339
Aftermarket services	19,046	24,137	22,300	23,413	18,336	24,327	25,157
Oil and gas product sales	70,074	89,786	130,305	189,435	214,357	247,033	274,912
Belleli EPC product sales	29,104	33,262	31,587	31,363	26,292	44,478	32,713
Selling, general and administrative	37,864	40,648	45,738	52,944	54,202	55,434	57,816
Depreciation and amortization	28,183	27,417	50,933	44,650	36,083	36,053	38,015
Long-lived asset impairment	5,358	—	651	6,524	3,775	5,910	4,579
Restatement charges	12,298	7,851	—	—	—	—	—
Restructuring and other charges	2,239	10,636	12,567	13,618	7,150	10,547	—
Interest expense	8,254	8,879	8,463	5,865	581	319	507
Equity in income of non-consolidated affiliates	—	(5,229)	(5,174)	—	(5,084)	(5,062)	(5,006)
Other (income) expense, net	(3,349)	(5,394)	(4,417)	(3,842)	28,102	3,390	7,788
	245,127	268,394	331,451	406,163	424,908	467,174	480,820
Income (loss) before income taxes	(15,969)	(6,247)	(24,821)	(7,452)	(13,735)	(6,393)	39,000
Provision for (benefit from) income taxes	16,343	100,335	4,009	14,991	(4,137)	8,237	20,455
Income (loss) from continuing operations	(32,312)	(106,582)	(28,830)	(22,443)	(9,598)	(14,630)	18,545
Income (loss) from discontinued operations, net of tax	19,652	11,036	(64,127)	18,360	18,275	207	17,932
Net income (loss)	$(12,660)	$(95,546)	$(92,957)	$(4,083)	$8,677	$(14,423)	$36,477

Basic net income (loss) per common share (2):
Income (loss) from continuing operations per common share	$(0.93)	$(3.08)	$(0.84)	$(0.66)	$(0.28)	$(0.42)	$0.53
Income (loss) from discontinued operations per common share	0.56	0.32	(1.86)	0.54	0.53	—	0.53
Net income (loss) per common share	$(0.37)	$(2.76)	$(2.70)	$(0.12)	$0.25	$(0.42)	$1.06

Diluted net income (loss) per common share (2):
Income (loss) from continuing operations per common share	$(0.93)	$(3.08)	$(0.84)	$(0.66)	$(0.28)	$(0.42)	$0.53
Income (loss) from discontinued operations per common share	0.56	0.32	(1.86)	0.54	0.53	—	0.53
Net income (loss) per common share	$(0.37)	$(2.76)	$(2.70)	$(0.12)	$0.25	$(0.42)	$1.06

Weighted average common shares outstanding used in net income (loss) per common share:
Basic	34,632	34,618	34,459	34,294	34,286	34,286	34,286
Diluted	34,632	34,618	34,459	34,294	34,286	34,286	34,286

(1) Sales to Archrock Partners (named Exterran Partners, L.P. prior to November 3, 2015) (“Archrock Partners”) prior to the Spin-off are presented as oil and gas product sales-affiliates revenue. Subsequent to November 3, 2015, sales to Archrock Partners are considered sales to third parties.

(2) For the periods prior to November 3, 2015, the average number of common shares outstanding used to calculate basic and diluted net income (loss) per common share was based on 34,286,267 shares of our common stock that was distributed by Archrock, Inc. in the Spin-off on November 3, 2015.

EXTERRAN CORPORATION
UNAUDITED SUPPLEMENTAL INFORMATION
(In thousands, except percentages)

	Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,
	2016	2016	2016	2015	2015	2015	2015
				As Restated	As Restated	As Restated	As Restated
Revenues:
Contract operations	$99,143	$94,689	$104,759	$119,855	$114,104	$115,250	$120,691
Aftermarket services	26,590	34,668	30,241	32,255	25,272	34,031	36,244
Oil and gas product sales	73,685	99,332	141,667	214,123	253,692	291,288	330,459
Belleli EPC product sales	29,740	33,458	29,963	32,478	18,105	20,212	32,426
	$229,158	$262,147	$306,630	$398,711	$411,173	$460,781	$519,820

Gross margin:
Contract operations	$63,087	$58,288	$66,261	$77,662	$72,990	$70,505	$76,352
Aftermarket services	7,544	10,531	7,941	8,842	6,936	9,704	11,087
Oil and gas product sales	3,611	9,546	11,362	24,688	39,335	44,255	55,547
Belleli EPC product sales	636	196	(1,624)	1,115	(8,187)	(24,266)	(287)
Total	$74,878	$78,561	$83,940	$112,307	$111,074	$100,198	$142,699

Gross margin percentage:
Contract operations	64%	62%	63%	65%	64%	61%	63%
Aftermarket services	28%	30%	26%	27%	27%	29%	31%
Oil and gas product sales	5%	10%	8%	12%	16%	15%	17%
Belleli EPC product sales	2%	1%	(5)%	3%	(45)%	(120)%	(1)%
Total	33%	30%	27%	28%	27%	22%	27%

Selling, general and administrative	$37,864	$40,648	$45,738	$52,944	$54,202	$55,434	$57,816
% of revenue	17%	16%	15%	13%	13%	12%	11%

EBITDA, as adjusted	$38,028	$40,917	$38,009	$57,782	$56,321	$41,865	$84,603
% of revenue	17%	16%	12%	14%	14%	9%	16%

Capital expenditures	$16,902	$16,336	$14,451	$34,648	$40,638	$40,936	$40,523
Less: Proceeds from sale of PP&E	(73)	(814)	(85)	(1,350)	(189)	(1,486)	(3,600)
Net Capital expenditures	$16,829	$15,522	$14,366	$33,298	$40,449	$39,450	$36,923

Total Available Horsepower (at period end)	1,192	1,188	1,189	1,181	1,209	1,216	1,239
Total Operating Horsepower (at period end)	944	957	971	964	961	938	960
Average Operating Horsepower	949	961	964	964	952	948	971
Horsepower Utilization (at period end)	79%	81%	82%	82%	79%	77%	77%

	September 30,	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,
	2016	2016	2016	2015	2015	2015	2015
				As Restated	As Restated	As Restated	As Restated
Product Sales Backlog:
Compression and Accessory Backlog	$86,206	$47,834	$75,717	$141,059	$110,586	$150,981	$185,640
Production and Processing Equipment Backlog (1)	64,680	42,551	67,237	118,914	164,407	207,206	281,741
Installation Backlog	2,213	4,127	3,031	7,445	26,419	60,479	86,590
Belleli EPC Backlog (1)	95,366	105,461	137,100	162,424	179,056	138,311	158,850
Total Product Sales Backlog	$248,465	$199,973	$283,085	$429,842	$480,468	$556,977	$712,821

Balance Sheet:
Long-term debt	$372,574	$398,929	$431,222	$525,593	$738	$891	$994
Stockholders’ equity	$585,592	$598,465	$713,170	$805,936	$1,371,953	$1,383,932	$1,403,365

(1) The Company’s Belleli EPC product sales backlog was previously included in production and processing equipment product sales backlog.

EXTERRAN CORPORATION
UNAUDITED NON-GAAP FINANCIAL MEASURES
(In thousands, except per share amounts)

	Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,
	2016	2016	2016	2015	2015	2015	2015
				As Restated	As Restated	As Restated	As Restated
Non-GAAP Financial Information—Reconciliation of Income (loss) before income taxes to Total gross margin:
Income (loss) before income taxes	$(15,969)	$(6,247)	$(24,821)	$(7,452)	$(13,735)	$(6,393)	$39,000
Selling, general and administrative	37,864	40,648	45,738	52,944	54,202	55,434	57,816
Depreciation and amortization	28,183	27,417	50,933	44,650	36,083	36,053	38,015
Long-lived asset impairment	5,358	—	651	6,524	3,775	5,910	4,579
Restatement charges	12,298	7,851	—	—	—	—	—
Restructuring and other charges	2,239	10,636	12,567	13,618	7,150	10,547	—
Interest expense	8,254	8,879	8,463	5,865	581	319	507
Equity in income of non-consolidated affiliates	—	(5,229)	(5,174)	—	(5,084)	(5,062)	(5,006)
Other (income) expense, net	(3,349)	(5,394)	(4,417)	(3,842)	28,102	3,390	7,788
Total gross margin (1)	$74,878	$78,561	$83,940	$112,307	$111,074	$100,198	$142,699

Non-GAAP Financial Information—Reconciliation of Net income (loss) to EBITDA, as adjusted:
Net income (loss)	$(12,660)	$(95,546)	$(92,957)	$(4,083)	$8,677	$(14,423)	$36,477
(Income) loss from discontinued operations, net of tax	(19,652)	(11,036)	64,127	(18,360)	(18,275)	(207)	(17,932)
Depreciation and amortization	28,183	27,417	50,933	44,650	36,083	36,053	38,015
Long-lived asset impairment	5,358	—	651	6,524	3,775	5,910	4,579
Restatement charges	12,298	7,851	—	—	—	—	—
Restructuring and other charges	2,239	10,636	12,567	13,618	7,150	10,547	—
Investment in non-consolidated affiliates impairment	—	—	—	—	33	—	—
Proceeds from sale of joint venture assets	—	(5,229)	(5,174)	—	(5,117)	(5,062)	(5,006)
Interest expense	8,254	8,879	8,463	5,865	581	319	507
(Gain) loss on currency exchange rate remeasurement of intercompany balances	(2,335)	(2,390)	(4,610)	(5,423)	27,551	491	7,508
Provision for (benefit from) income taxes	16,343	100,335	4,009	14,991	(4,137)	8,237	20,455
EBITDA, as adjusted (2)	$38,028	$40,917	$38,009	$57,782	$56,321	$41,865	$84,603

Non-GAAP Financial Information—Reconciliation of Net income (loss) to Adjusted net income (loss) from continuing operations:
Net income (loss)	$(12,660)	$(95,546)	$(92,957)	$(4,083)	$8,677	$(14,423)	$36,477
(Income) loss from discontinued operations, net of tax	(19,652)	(11,036)	64,127	(18,360)	(18,275)	(207)	(17,932)
Income (loss) from continuing operations	(32,312)	(106,582)	(28,830)	(22,443)	(9,598)	(14,630)	18,545
Adjustment for items:
Long-lived asset impairment	5,358	—	651	6,524	3,775	5,910	4,579
Restatement charges	12,298	7,851	—	—	—	—	—
Restructuring and other charges	2,239	10,636	12,567	13,618	7,150	10,547	—
Investment in non-consolidated affiliates impairment	—	—	—	—	33	—	—
Proceeds from sale of joint venture assets	—	(5,229)	(5,174)	—	(5,117)	(5,062)	(5,006)
Tax impact of adjustments (3)	(9)	(35)	(2,755)	(7,010)	(3,394)	(5,162)	(1,176)
Deferred tax assets valuation allowances	—	93,284	—	—	—	—	—
Non-cash charge related to a Nigeria tax audit	—	7,407	—	—	—	—	—
Research and development tax credits	—	—	—	1,510	(20,667)	—	—
Adjusted net income (loss) from continuing operations (4)	$(12,426)	$7,332	$(23,541)	$(7,801)	$(27,818)	$(8,397)	$16,942

Diluted income (loss) from continuing operations per common share	$(0.93)	$(3.08)	$(0.84)	$(0.66)	$(0.28)	$(0.42)	$0.53
Adjustment for items, after-tax, per diluted common share	0.57	3.29	0.16	0.43	(0.53)	0.18	(0.04)
Diluted adjusted net income (loss) from continuing operations per common share (4)	$(0.36)	$0.21	$(0.68)	$(0.23)	$(0.81)	$(0.24)	$0.49

(1) Management evaluates the performance of each of the Company’s segments based on gross margin. Total gross margin, a non-GAAP measure, is included as a supplemental disclosure because it is a primary measure used by our management to evaluate the results of revenue and cost of sales (excluding depreciation and amortization expense), which are key components of our operations. Management believes gross margin is important because it focuses on the current operating performance of our operations and excludes the impact of the prior historical costs of the assets acquired or constructed that are utilized in those operations, the indirect costs associated with our SG&A activities, the impact of our financing methods and income taxes. Depreciation and amortization expense may not accurately reflect the costs required to maintain and replenish the operational usage of our assets and therefore may not portray the costs from current operating activity.

(2) Management believes EBITDA, as adjusted, is an important measure of operating performance because it allows management, investors and others to evaluate and compare our core operating results from period to period by removing the impact of our capital structure (interest expense from outstanding debt), asset base (depreciation and amortization), our subsidiaries’ capital structure (non-cash gains or losses from foreign currency exchange rate changes on intercompany obligations), tax consequences, impairment charges, restructuring and other charges, expensed acquisition costs and other items. Management uses EBITDA, as adjusted, as supplemental measures to review current period operating performance, comparability measures and performance measures for period to period comparisons. In addition, the Company's compensation committee has used EBITDA, as adjusted, in evaluating the performance of the Company and management and in evaluating certain components of executive compensation, including performance-based annual incentive programs.

(3) The tax impacts of adjustments were based on the Company’s statutory tax rates applicable to each item in the appropriate taxing jurisdictions. Using statutory tax rates for presentation of the non-GAAP measures allows a consistent basis for investors to understand financial performance of the Company across historical periods. The overall effective tax rate on adjustments was impacted by non-taxable proceeds from sale of joint venture assets for applicable periods and the inability to recognize tax benefits from charges in jurisdictions that are in cumulative loss positions.

(4) Management believes adjusted net income (loss) from continuing operations and diluted adjusted net income (loss) from continuing operations per common shares provide useful information to investors because it allows management, investors and others to evaluate and compare our core operating results from period to period by removing the impact of impairment charges, restructuring and other charges, expensed acquisition costs and other items.